As filed with the Securities and Exchange Commission on July 1, 2008	Registration No. 333-78301

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective
Amendment No. 1 to
FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
ANADARKO PETROLEUM CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	76-0146568 (I.R.S. Employer Identification No.)
1201 Lake Robbins Drive
The Woodlands, Texas 77380-1046
(Address of Principal Executive Offices, including Zip Code)

Anadarko Petroleum Corporation
1998 Director Stock Plan
(Full Title of the Plan)

Robert K. Reeves
Senior Vice President, General Counsel,
Chief Administrative Officer and Corporate Secretary
Anadarko Petroleum Corporation
1201 Lake Robbins Drive
The Woodlands, Texas 77380-1046
(832) 636-1000
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Copies to:
Michael E. Dillard, P.C.
John Goodgame
Akin Gump Strauss Hauer & Feld LLP
1111 Louisiana Street, 44th Floor
Houston, Texas 77002
(713) 220-5800
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐

Non-accelerated filer ☐
(Do not check if smaller reporting company)	Smaller reporting company ☐

EXPLANATORY NOTE
     Pursuant to Item 512(a)(3) of Regulation S-K, this Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (File No. 333-78301) filed on May 12, 1999 is filed to deregister certain securities available for issuance under such Registration Statement as described below.
     A total of 800,000 shares of common stock (as adjusted for stock splits), par value $0.10 per share (the “Common Stock”), of Anadarko Petroleum Corporation (the “Registrant”) were registered pursuant to the Anadarko Petroleum Corporation 1998 Director Stock Plan (“1998 Plan”) by a registration statement on Form S-8 (File No. 333-78301) (the “Registration Statement”).
     On May 20, 2008, at an annual meeting of the Registrant’s stockholders, the stockholders of the Registrant approved the Anadarko Petroleum Corporation 2008 Director Compensation Plan, which replaces the 1998 Plan.
     This Post-Effective Amendment No. 1 to the Registration Statement is being filed to deregister approximately 705,343 shares of Common Stock (as adjusted for stock splits) of the Registrant under such Registration Statement. As of the effectiveness of this post-effective amendment, no future awards will be made under the 1998 Plan. Equity awards previously granted under the 1998 Plan will remain outstanding in accordance with their terms.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on this Post-effective Amendment No. 1 on Form S-8 and has duly caused this Post-effective Amendment No. 1 on Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of The Woodlands, State of Texas, on this 30th day of June, 2008.

ANADARKO PETROLEUM CORPORATION
By:	/s/ R.A. Walker
R.A. Walker
Senior Vice President, Finance and Chief Financial Officer

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below and on the next page constitutes and appoints R.A. Walker and James T. Hackett, and each of them, his or her true and lawful attorneys-in-fact and agents with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ James T. Hackett James T. Hackett	Chairman of the Board, President, Chief Executive Officer and Director (Principal Executive Officer)	June 30, 2008

/s/ R.A. Walker R.A. Walker	Senior Vice President, Finance and Chief Financial Officer (Principal Financial Officer)	June 30, 2008

/s/ Bruce W. Busmire Bruce W. Busmire	Vice President, Chief Accounting Officer and Treasurer (Principal Accounting Officer)	June 30, 2008

/s/ Robert J. Allison, Jr. Robert J. Allison, Jr.	Director	June 30, 2008

/s/ Larry Barcus Larry Barcus	Director	June 30, 2008

/s/ James L. Bryan James L. Bryan	Director	June 30, 2008

/s/ John R. Butler, Jr. John R. Butler, Jr.	Director	June 30, 2008

Signature	Title	Date

/s/ Luke R. Corbett Luke R. Corbett	Director	June 30, 2008

/s/ H. Paulett Eberhart H. Paulett Eberhart	Director	June 30, 2008

/s/ Peter J. Fluor Peter J. Fluor	Director	June 30, 2008

/s/ John R. Gordon John R. Gordon	Director	June 30, 2008

/s/ John W. Poduska, Sr., Ph.D. John W. Poduska, Sr., Ph.D.	Director	June 30, 2008

/s/ Paula Rosput Reynolds Paula Rosput Reynolds	Director	June 30, 2008